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                                                                  EXHIBIT (d)(2)

                                                      Option No. [OPTION NUMBER]

                               LANTE CORPORATION

                  FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
                                   (Employee)



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                          GRANT     EXPIRATION      NUMBER OF      OPTION PRICE
      NAME                DATE         DATE          SHARES          PER SHARE
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     [NAME]            [OPT DATE]   [EXP DATE]      [SHARES]         $[PRICE]
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The key employee named above (the "Employee") has been granted a nonqualified stock option ("Option") to purchase common shares of Lante Corporation ("Lante") on the terms and subject to the conditions described below. This option is granted pursuant to Lante's Amended and Restated 1998 Stock Option Plan (the "Plan"). Lante and Employee agree as follows:

1.   Number of Shares Optioned; Option Price.

     Lante grants to Employee the right and option to purchase, in the aggregate, the number of Lante's $0.01 par value common shares ("Common Shares") shown above at the option price per share shown above. The Option granted is not intended to be treated, and will not be treated, as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The granting of the Option shall impose no obligation on Employee to exercise such Option.

2.   Limitation on Exercise of Option.

     Except as provided in the Plan or in this Option, and unless the Committee establishes otherwise, Employee is entitled to purchase, in whole or in part, not more than the percentage portion of the total number of Common Shares shown above according to the percentages and subsequent years of active employment with Lante specified below, but before a date or event of termination as described in this Option as follows:

          2.77% after one month of active employment with Lante after grant date, plus
          2.77% for each additional full month of active employment with Lante thereafter.

Except as provided in the Plan or in this Agreement, this Option may not be exercised before the periods specified above or after the expiration date shown above (the "Expiration Date"). This Option may not be exercised for fractional Common Shares.

3.   Termination of Service.

     If Employee ceases to be an employee of Lante for any reason other than Disability or death, then Employee shall have until the earlier of (i) the Expiration Date, or (ii) ninety (90) days from the date of termination of Employee's employment to exercise this Option to the extent to which Employee would otherwise be entitled to

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exercise this Option on or prior to the date of such termination as provided in
Paragraph 2. To the extent Employee is not entitled to exercise this Option prior to the date of Employee's termination, such outstanding and unexercised Option shall immediately lapse and Employee shall have no further rights with respect to it, effective as of the date of termination of Employee's employment. Nothing contained herein shall limit Lante's rights to terminate the employment of Employee at any time for any reason.

4.   Rights in the Event of Disability or Death.

     If Employee's employment with Lante is terminated due to Disability or death, this Option shall be exercisable until the earlier of:

          (i)    the Expiration Date, or
          (ii)   one (1) year from the date of such Disability or death

to the extent to which Employee would otherwise be entitled to exercise this Option on or prior to the date of such termination as provided in Paragraph 2. To the extent Employee is not entitled to exercise any portion of this Option prior to the date of Employee's termination due to Disability or death, such unexercised portion of the Option shall immediately lapse, effective as of the date of termination of Employee's employment on account of Disability or death.

5.   Method of Exercising Option.

     Employee may exercise the Option in accordance with the terms hereof and in the Plan by providing to Lante (i) a written notice identifying this Option and stating the number of Common Shares which Employee desires to purchase; (ii) payment in full of the option price per share for the Common Shares then being acquired by certified or cashier's check payable to the order of Lante in full payment for the Common Shares being purchased; and (iii) execution of a counterpart of Lante's then current Shareholders Agreement in substantially the form of Lante's current Shareholders Agreement. Subject to the foregoing, this Option will be considered exercised with respect to the number of Common Shares Employee desires to purchase on the date that Lante receives Employee's notice of exercise, the certified or cashier's check in the office of Lante's Treasurer, at the address specified in Paragraph 7, and an executed counterpart of the Shareholders Agreement. Lante may in its discretion provide for alternate means of exercise of this Option. Employee shall not acquire any rights or privileges as a shareholder of Lante for any Common Shares issuable upon the exercise of this Option until such Common Shares have been duly issued by Lante. Lante shall have the right to delay the issue or delivery of any Common Shares to be delivered hereunder until (i) the completion of such registration or qualification of such shares under federal or state law, ruling or regulation as Lante deems to be necessary or advisable; and (ii) receipt from Employee of such documents and information as Lante deems necessary or appropriate in connection with such registration or qualification or the issuance of Common Shares hereunder. In the event of Employee's death, the Option may be exercised by the personal representative, administrator or other representative of Employee's estate, or the person to whom this Option shall pass by will or beneficiary designation.

6.   Prohibition Against Transfer, Pledge, and Attachment.

This Option, and the rights and privileges conferred by it, is personal to Employee and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and during Employee's lifetime shall be exercisable only by Employee. Employee may transfer this Option, and the rights and privileges conferred by it, upon Employee's death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitations as may from time to time be acceptable to the Committee and delivered to and accepted by the Committee. All such persons shall be subject to all of the terms

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and conditions of this Agreement to the same extent as would Employee if still alive. Notwithstanding the foregoing, Employee may transfer all or part of this Option to Employee's immediate family members, to trusts for the benefit of Employee and/or such immediate family members and to partnerships or other entities in which Employee and/or such immediate family members own all the equity interests; provided, however, Employee may not make such a transfer to any such person without the prior written consent of Lante, which consent may be granted or denied in the sole discretion of Lante. All such persons shall be subject to all of the terms and conditions of this Option to the same extent as Employee. This Option, and the rights and privileges conferred by it, may not be subjected to execution, attachment or similar process.

7.   Notices.

     Any notice to be given to Lante under the terms of this Agreement shall be addressed to the attention of Lante's Treasurer, 161 North Clark Street, Suite 4900, Chicago, Illinois 60601-3221, and any notice to be given to Employee may be addressed to him at his address as it appears in the payroll records of Lante, or at such other addresses as either party may designate in writing to the other.

8.   Provisions of the Plan Control.

     This Option is subject to, and qualified in its entirety by reference to, the terms and conditions of the Plan under which it is granted, a copy of which may be examined by Employee at the office of the Treasurer, and the provisions of the Plan shall be incorporated into and be a part of this Option. This Option is void if not properly granted by the Committee in accordance with the Plan, or if the terms hereof do not conform to the terms of the option so granted. The Plan empowers the Committee to make interpretations, rules and regulations under it. Determinations by the Committee with respect to the Plan shall be final, binding and conclusive upon Employee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

9.   Taxes.

     Lante may require payment of or withhold any tax which it believes is required to be the obligation of Employee as a result of the grant or exercise of this Option, and Lante may defer making delivery of Common Shares or hereunder until arrangements satisfactory to Lante have been made for such tax obligations.

     Lante has caused this Agreement to be executed and Employee has executed the same as evidence of Employee's acceptance hereof and upon the terms and conditions herein set forth as of the grant date shown above.


LANTE CORPORATION



By:________________________________      _____________________________________
       Mark A. Tebbe, Chairman                          Employee

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